EXHIBIT 5.1

[WASTE MANAGEMENT LETTERHEAD]

January 21, 2004

Waste Management, Inc.
1001 Fannin Street, Suite 4000
Houston, Texas 77002

Gentlemen,

     I am Vice President and Assistant General Counsel – Corporate & Securities of Waste Management, Inc., a Delaware corporation (the “Company”), and have acted in such capacity in connection with the sale of 15,295 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to the exercise of a warrant dated April 26, 1996 (the “Warrant”). The 15,295 shares of Common Stock are being issued under a registration statement on Form S-3 (No. 333-97697) filed under the Securities Act of 1933, as amended.

     I have examined corporate documents of the Company, including its Certificate of Incorporation and Bylaws, and resolutions adopted by its board of directors and committees thereof. I have also examined the Registration Statement, together with the exhibits thereto, and such other documents that I have deemed necessary for the purposes of expressing the opinion contained herein. I have relied on representations made by and certificates of the officers of the Company and public officials with respect to certain facts material to my opinion. I have made no independent investigation regarding such representations and certificates.

     Based upon the foregoing, I am of the opinion that when payment for the shares of Common Stock has been made pursuant to the Warrant, the Common Stock issued thereupon will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ John S. Tsai
John S. Tsai
Vice President & Assistant General
Counsel – Corporate & Securities